(V27) Vanguard Index Funds - Vanguard Total Stock Market Index Fund

(A) Record of Changes in Net Assets			USD=	119.00	as of 4/30/15

VANGUARD TOTAL STOCK MARKET INDEX FUND – INVESTOR SHARES

	Total Net Asset Value		Net Asset Value per Share
	US$ (millions)	Yen (millions)	US$	Yen
The 14th Fiscal Year Ended on December 31, 2005	29,785	3,544,415	30.00	3,570
The 15th Fiscal Year Ended on December 31, 2006	39,095	4,652,305	34.09	4,057
The 16th Fiscal Year Ended on December 31, 2007	50,183	5,971,777	35.36	4,208
The 17th Fiscal Year Ended on December 31, 2008	39,440	4,693,360	21.80	2,594
The 18th Fiscal Year Ended on December 31, 2009	58,004	6,902,476	27.45	3,267
The 19th Fiscal Year Ended on December 31, 2010	56,063	6,671,497	31.56	3,756
The 20th Fiscal Year Ended on December 31, 2011	62,668	7,457,492	31.29	3,724
The 21th Fiscal Year Ended on December 31, 2012	78,936	9,393,384	35.64	4,241
The 22nd Fiscal Year Ended on December 31, 2013	105,008	12,495,952	46.67	5,554
The 23rd Fiscal Year Ended on December 31, 2014	117,966	14,037,954	51.58	6,138
2014 End of January	101,718	12,104,442	45.22	5,381
February	106,938	12,725,622	47.36	5,636
March	107,838	12,832,722	47.41	5,642
April	109,020	12,973,380	47.44	5,645
May	112,271	13,360,249	48.47	5,768
June	114,516	13,627,404	49.51	5,892
July	112,558	13,394,402	48.53	5,775
August	117,852	14,024,388	50.56	6,017
September	114,755	13,655,845	49.27	5,863
October	118,055	14,048,545	50.62	6,024
November	120,162	14,299,278	51.84	6,169
December	117,966	14,037,954	51.58	6,138
2015 End of January	116,655	13,881,945	50.15	5,968
February	124,041	14,760,879	53.04	6,312
March	123,334	14,676,746	52.26	6,219
April	122,709	14,602,371	52.48	6,245